                         SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES

                                                    RATIOS OF EARNINGS TO FIXED CHARGES

                                                      (Thousands of Dollars)

                                                   Year Ended December 31,           9 Months     9 Months     12 Months
                                 -------------------------------------------------     Ended       Ended        Ended
                                                                                     Sept. 30,    Sept. 30,    Sept. 30,
                                   2000       2001       2002        2003    2004       2004        2005         2005
                                 ---------------------------------------------------------------------------------------

EARNINGS BEFORE INCOME
  TAXES AND FIXED
  CHARGES:

Income before interest
  expense(1)                  $(2,478,036) $4,850,848 $2,473,121 $1,727,267 $1,767,449 $1,304,196 $1,050,457  $1,501,738
Add:
  Rentals(2)                        2,905       2,128      1,240        638        776        537        900       1,141
  Allocable portion of
    interest on long-term
    Contracts for the
    purchase of power(3)            1,699       1,659      1,616      1,568      1,515       1,142      1,099      1,472
  Amortization of
    previously capitalized
    fixed charges                   1,390       1,083      1,440      1,638      1,405       1,155      1,206      1,456
                               ----------   ---------  ---------  ---------  ---------   ---------  --------  ----------
Total earnings before
  income taxes and
  fixed charges (A)           $(2,472,042) $4,855,718 $2,477,417 $1,731,111 $1,771,145  $1,307,030 $1,053,662 $1,505,807
                               ==========  ========== ========== ========== ========== ==========  ========== ==========

FIXED CHARGES:
  Interest and amortization  $  571,760   $  784,858 $  584,442  $ 451,792  $  399,169   $  294,823 $  285,677 $ 378,051
  Rentals (2)                     2,905        2,128      1,240        638         776          537        900     1,141
  Capitalized fixed
    charges- nuclear
    fuel(4)                       1,538          756        520         97         839          570        536       805
  Allocable portion of
    interest on long-term
    contracts for the
    purchase of power(3)          1,699        1,659      1,616      1,568       1,515        1,142      1,099     1,472
                             ----------   ----------  ---------  ----------   --------   ----------  --------- ---------
Total fixed charges (B)      $  577,902   $  789,401 $  587,818 $  454,095  $  402,299   $  297,072 $  288,212 $ 381,469
                             ==========   ========== ========== ==========  ==========   ========== ========== =========

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):     (4.28)(5)       6.15       4.21        3.81       4.40        4.40        3.66       3.95
                               =========   =========  =========    ========   ========   =========    ======== =========

(1)  Includes allowance for funds used during construction and accrual of unbilled revenue.
(2)  Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(3)  Allocable portion of interest included in annual minimum debt service requirement of supplier.
(4)  Includes fixed charges associated with Nuclear Fuel.
(5)  Ratio for 2000 is less than 1.00. In 2000, SCE needed an additional $3,049,944,000 in earnings before income taxes and fixed charges to achieve a 1.00 ratio.